SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by Registrant ☒
Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to Sec. 240.14a-11(c) or Sec. 240.14a-12

The New Ireland Fund, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee paid previously with preliminary materials.
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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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URGENT REMINDER
The New Ireland Fund, Inc.

May 23, 2011

Dear Valued Stockholder:

We need your help. Recently we sent you proxy materials seeking a vote on a proposed Investment Advisory Agreement and the election of a Director of the Fund. Our records indicate that you are a record date stockholder and your vote has not yet been received. Please assist us by casting your proxy vote today.

It is critical that your proxy vote be received before the Special Meeting of Stockholder scheduled for June 7, 2011. With this year’s proxy agenda including a vote on the proposed Investment Advisory Agreement, the business of the Fund is dependent on the proxy votes. Additional solicitation efforts are costly and could further delay the business of the Fund.

Enclosed you will find another copy of your proxy ballot. If you have cast your proxy vote since this letter was mailed, we thank you sincerely for your participation. If you have not yet cast your vote, please do so today. You may feel that you do not own enough shares to make a difference, but the Fund has thousands of other investors just like you. Therefore, every vote registered is extremely important to the outcome.

If you need another copy of the proxy statement or have any proxy-related questions, please call 1-877-478-5039 for assistance. Thank you in advance for your participation.

Sincerely,

Peter Hooper
Chairman, The New Ireland Fund, Inc.

Please take a moment now to cast your vote using one of the voting options listed below.

1.

Vote by Phone with a Representative. You may cast your vote by telephone by calling 1-877-478-5039. Representatives are available to take your voting instructions Monday through Friday 9 a.m. to 10 p.m. Eastern Time.

2.	Vote via the Internet. You may cast your vote using the Internet by logging onto the Internet address located on the enclosed proxy ballot(s) and following the instructions on the website.

3.	Vote by Touch-tone Phone. You may cast your vote by telephone by calling the toll-free number found on the enclosed proxy ballot(s).

4.	Vote by Mail. You may cast your vote by signing, dating and mailing the enclosed proxy ballot in the postage-prepaid return envelope provided.

The New Ireland Fund, Inc. ● One Boston Place ● 201 Washington Street, 34th Floor ● Boston, MA 02109